Exhibit 99.3

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Acquisition of Gulf of Mexico Oil and Gas Properties from BP and Shell

BP Acquisition. On September 4, 2012, Plains Exploration & Production Company (“PXP” or the “Company”) entered into a purchase and sale agreement (the “BP PSA”) to acquire from BP Exploration & Production Inc. and BP America Production Company (“BP”), certain oil and gas interests in and near the Holstein, Diana, Hoover, Horn Mountain, Marlin, Dorado, King and Ram Powell fields located in the Gulf of Mexico, in exchange for $5.55 billion in cash, subject to customary purchase price adjustments (the “BP Acquisition”). Under the terms of the BP PSA, PXP made a performance deposit of $555 million with BP, which BP will be permitted to retain as liquidated damages if it terminates the BP PSA under certain circumstances. The BP PSA contains customary representations and warranties, covenants, indemnification provisions and conditions to closing. Certain of these properties are subject to preferential rights. PXP expects that the BP Acquisition will close on November 30, 2012, and will be effective as of October 1, 2012; however, there can be no assurance that all of the conditions to closing for the BP Acquisition will be satisfied.

Shell Acquisition. On September 7, 2012, PXP entered into a purchase and sale agreement (the “Shell PSA”) to acquire from Shell Offshore Inc. (“Shell”), certain oil and gas interests in the Holstein field located in the Gulf of Mexico, in exchange for $560 million in cash, subject to customary purchase price adjustments (the “Shell Acquisition”). The Shell PSA contains customary representations and warranties, covenants, indemnification provisions, and conditions to closing. The properties are subject to preferential rights. PXP expects that the Shell Acquisition will close on November 30, 2012, and will be effective as of October 1, 2012; however, there can be no assurance that all of the conditions to closing for the Shell Acquisition will be satisfied.

Description of the deepwater Gulf of Mexico oil and gas properties to be acquired from BP and Shell. Upon completion of the BP Acquisition and the Shell Acquisition (collectively, the “GOM Acquisition”), we will hold a 100% working interest and operate the Holstein, Horn Mountain and Marlin, Dorado, King fields. Additionally, we will hold a 31% working interest in the Ram Powell field and a 33.33% working interest in the Diana and Hoover fields and we will be a non-operator of those fields. At the end of July 2012, these properties were producing an estimated 67 thousand barrels of oil equivalent (“BOE”) net per day of which nearly 87% is oil and natural gas liquids with an average American Petroleum Institute gravity of 34 degrees.

•

The Holstein field is located in Green Canyon blocks 644, 645 and 688. The Holstein platform is a truss spar in water depth of approximately 4,300 feet, and production commenced in December 2004. The capacity is approximately 113,500 barrels of oil per day, 142,300 thousand cubic feet (“Mcf”) of gas per day and 45,900 barrels of water per day. We plan to upgrade the Holstein drilling rig and infrastructure and focus on further developing existing field pay intervals through recompletion, sidetrack, and water injection projects. In addition, we plan to develop and explore via subsea tiebacks deeper potential on the Holstein structure and leases in the Green Canyon area.

•

The Horn Mountain field is located in Mississippi Canyon blocks 82, 126 and 127. The Horn Mountain platform is a truss spar in water depth of approximately 5,400 feet, and production commenced in November 2002. The capacity is approximately 75,000 barrels of oil per day, 72,000 Mcf of gas per day and 30,000 barrels of water per day. We plan to focus on further developing the field primarily through sidetracks of existing producing wells to undrained portions of the field pay reservoir intervals. In addition, we plan to develop and explore via subsea tiebacks additional amplitude driven resource opportunities as well as deeper potential on the Horn Mountain leases.

•

The Marlin Hub is the production facility for three fields: the Marlin field (S/2 Viosca Knoll block 871 and N/2 Viosca Knoll block 915), the Dorado field (S/2 Viosca Knoll block 915) and the King field (Mississippi Canyon 84, 85, 128 and 129). The Marlin Hub is a tension leg platform in water depth of approximately 3,200 feet, and production commenced in December 2000. The capacity is approximately 60,000 barrels of oil per day, 235,000 Mcf of gas per day and 20,000 barrels of water per day. The Marlin field currently produces via a combination of platform and subsea tieback wells while the Dorado and King fields currently produce exclusively via subsea wells and tieback infrastructure. Our development plans focus on installation of additional compression, deepening of existing wells, and drilling of additional producing wells to optimize recovery and target additional resources primarily in the King and Dorado fields. In addition, we plan to target deeper potential in the King field for future tieback to the Marlin Hub.

•

The Ram Powell field is located in Viosca Knoll blocks 911 through 913 and 955 through 957. The Ram Powell platform is a tension leg platform in water depth of approximately 3,200 feet, commissioned in 1997 with capacity of approximately 70,000 barrels of oil per day and 310,000 Mcf of gas per day. A drilling rig is scheduled to be installed on the platform in the fourth quarter of 2012. We intend to participate in production optimization projects as well as drilling opportunities in the main field pay intervals as planned by the operator.

•

The Diana field is located in East Breaks blocks 945, 946 and 989, and the Hoover field is located in Alaminos Canyon blocks 25 and 26. The Hoover platform is a deep draft caisson vessel located in Alaminos Canyon block 25 in water depth of approximately 4,800 feet. Production commenced May 2000, and the platform has a capacity of approximately 100,000 barrels of oil per day, 325,000 Mcf of gas per day and 60,000 barrels of water per day. While the Hoover field is developed via platform wells, production from the Diana field is produced via subsea tieback at the Hoover platform. Several additional drilling opportunities exist in established field pay intervals in the Diana field.

Product markets. Our share of Gulf of Mexico oil and gas production will be sold under a series of arms-length contracts awarded on a competitive bid basis or entered into following negotiations. Oil will be sold directly to companies with refineries in the Gulf Coast regions of Texas and Louisiana at prices based on widely-used industry benchmarks. Gas will be processed in one of three large onshore gas plants, where we will be paid our contractual share of revenues from the sale of natural gas liquids. We will sell or deliver our residue gas to various industrial and energy markets as well as intrastate and interstate pipeline systems.

Historically, the markets for oil and gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our oil and gas production are subject to wide fluctuations and depend on numerous factors beyond our control, including location and quality differentials, seasonality, economic conditions, foreign imports, political conditions in other oil-producing and gas-producing countries, the actions of OPEC, and domestic government regulation, legislation and policies. Decreases in oil and gas prices have had, and could have, in the future, an adverse effect on the carrying value and volumes of our proved reserves and our revenues, profitability and cash flow.

We will use a series of pipelines, some of which will be ours, to transport our oil and gas production from the platforms to shore. These movements will be made under a combination of transportation contracts and tariffs subject to Federal Energy Regulatory Commission regulation. Currently all the pipelines we will rely upon are operating normally, but natural disasters or other operational situations beyond our control could result in increased transportation costs to us or require us to find transportation alternatives. Such circumstances may also result in significant decreases in our oil and gas production.

Financing. In September 2012, we successfully syndicated $7.0 billion of committed financing to a group of banks and institutional lenders for the $6.11 billion proposed GOM Acquisition. The $7.0 billion of committed financing is comprised of a $3.0 billion senior secured five-year revolving credit facility, a $750 million senior secured five-year term loan, a $1.25 billion senior secured seven-year term loan (the “Credit Facility”), and a $2.0 billion senior unsecured bridge facility (the “Bridge Facility” and together with the Credit Facility, the “Facilities”). The Credit Facility will be governed by a borrowing base initially set at $5.3 billion and will amend and restate PXP’s existing senior revolving credit facility. The Facilities will be effective upon closing of the GOM Acquisition.

The Bridge Facility will be available to the extent we do not issue senior notes prior to the close of the GOM Acquisition. The proceeds of the Facilities are expected to be applied (i) to refinance certain existing indebtedness of PXP, (ii) to pay the cash consideration for the GOM Acquisition, (iii) to pay the fees and expenses incurred in connection with the GOM Acquisition and related financing transactions and (iv) for other general corporate purposes.

Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma condensed combined balance sheet at June 30, 2012, and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2012, and for the year ended December 31, 2011, of PXP reflect the pro forma effects of:

•

BP Acquisition. The proposed acquisition of certain oil and gas interests in and near the Holstein, Diana, Hoover, Horn Mountain, Marlin, Dorado, King and Ram Powell fields located in the Gulf of Mexico, in exchange for $5.55 billion in cash, subject to customary purchase price adjustments. Certain of these properties are subject to preferential rights. PXP will assume the plugging and abandonment obligations for these properties. We will not acquire any derivatives or retain any corporate management or staff.

•

Shell Acquisition. The proposed acquisition of certain oil and gas interests in the Holstein Field located in the Gulf of Mexico, in exchange for $560 million in cash, subject to customary purchase price adjustments. These properties are subject to preferential rights. PXP will assume the plugging and abandonment obligations for these properties. We will not acquire any derivatives or retain any corporate management or staff.

•

Financing. Borrowings under our Credit Facility, which include (i) approximately $2.5 billion under the senior secured five-year revolving credit facility, (ii) the $750 million senior secured five-year term loan and (iii) the $1.25 billion seven-year term loan. No amounts are assumed to be borrowed under the Bridge Facility and $2.25 billion of senior notes is assumed to be issued. Borrowings under our Credit Facility and the $2.25 billion of senior notes to be offered will be used as follows:

•	refinance certain existing indebtedness of PXP;

•	pay the cash consideration for the GOM Acquisition;

•	pay the fees and expenses incurred in connection with the GOM Acquisition and related financing transactions; and

•	other general corporate purposes.

•

Panhandle Divestment. Additionally, in December 2011, and upon resolution of certain third party preferential rights during the first quarter of 2012, PXP and certain of its subsidiaries completed the divestment of its Texas Panhandle properties to an affiliate of Linn Energy, LLC. After the exercise of third party preferential rights and preliminary closing adjustments, we received approximately $598 million in cash in exchange for our working interests in oil and gas properties located in the Texas Panhandle. At June 30, 2012, we continued to have interests in approximately 40,000 gross leasehold acres in the Texas Panhandle and expected to receive additional proceeds from future closings, as may be further modified for additional post-closing adjustments. The cash proceeds received, net of approximately $10 million in transaction costs, were primarily used to repay the outstanding borrowings under the senior revolving credit facility. Our aggregate working interest in the Texas Panhandle properties generated total sales volumes of approximately 75 million cubic feet equivalent (“MMcfe”) per day during 2011 and had 263 billion cubic feet equivalent (“Bcfe”) of estimated proved reserves as of December 31, 2010. The Panhandle Divestment was completed pursuant to a Purchase and Sale Agreement dated as of November 3, 2011, and effective as of November 1, 2011.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2012, and for the year ended December 31, 2011, and the unaudited pro forma condensed combined balance sheet at June 30, 2012, have been prepared based on our historical consolidated statements of income for such periods and our historical consolidated balance sheet at June 30, 2012. The pro forma condensed combined statements of income assume that the GOM Acquisition and the associated financing and the Panhandle Divestment occurred on January 1, 2011, and the unaudited pro forma condensed combined balance sheet assumes the GOM Acquisition and the associated financing occurred on June 30, 2012. The Panhandle Divestment is reflected in our historical balance sheet at June 30, 2012.

The unaudited pro forma condensed combined statements of income do not purport to represent what our results of operations would have been if these transactions had occurred on January 1, 2011. PXP’s management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions described above. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma condensed combined statement of income no pro forma adjustments have been made to exclude nonrecurring expenses we would have incurred as a result of the GOM Acquisition and related financings and debt extinguishment.

As the GOM Acquisition has not closed, working capital and other closing adjustments have not been reflected in these pro forma financial statements. Further, the initial accounting for the GOM Acquisition is not complete and adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read together with our Annual Report on Form 10-K for the year ended December 31, 2011, and our quarterly report on Form 10-Q for the period ended June 30, 2012. The unaudited pro forma condensed consolidated financial statements and accompanying notes also should be read in conjunction with the historical Statements of Revenues and Direct Operating Expenses for the BP Acquisition and the notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K of which this Exhibit 99.3 is a part, and the Statements of Revenues and Direct Operating Expenses for the Shell Acquisition and the notes thereto filed as Exhibit 99.2 to the Current Report on Form 8-K of which this Exhibit 99.3 is a part.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT JUNE 30, 2012

(in thousands of dollars)

		Pro Forma Adjustments
	PXP Historical	BP Acquisition	Shell Acquisition	Financing/Other (Note 3)	Pro Forma
		(Note 2)
ASSETS
Current Assets
				$6,652,055
				(298,000)
				(104,888)
				(73,147)
Cash and cash equivalents	$302,157	$(5,550,000)	$(560,000)	(66,020)	$302,157
Investment	562,491	—	—	—	562,491
Other current assets	470,189	5,000	—	90,599	565,788

	1,334,837	(5,545,000)	(560,000)	6,200,599	1,430,436

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	13,533,372	4,157,489	327,656	71,590	18,090,107
Not subject to amortization	1,747,325	1,676,580	280,774	1,557	3,706,236
Other property and equipment	152,385	—	—	—	152,385

	15,433,082	5,834,069	608,430	73,147	21,948,728
Less allowance for depreciation, depletion, amortization and impairment	(7,210,472)	—	—	—	(7,210,472)

	8,222,610	5,834,069	608,430	73,147	14,738,256
Goodwill	535,140	—	—	—	535,140
				104,888
Other Assets	138,848	—	—	(3,064)	240,672

	$10,231,435	$289,069	$48,430	$6,375,570	$16,944,504

LIABILITIES AND EQUITY
Current Liabilities	$690,908	$—	$—	$—	$690,908

Long-Term Debt
				2,451,190
Senior revolving credit facility	298,000	—	—	(298,000)	2,451,190
5-year term loan	—	—	—	730,533	730,533
7-year term loan	—	—	—	1,220,332	1,220,332
Senior notes	3,620,940	—	—	2,250,000	5,870,940

	3,918,940	—	—	6,354,055	10,272,995

Other Long-Term Liabilities
Asset retirement obligation	239,165	289,069	48,430	—	576,664
Other	16,978	—	—	—	16,978

	256,143	289,069	48,430	—	593,642

				(32,894)
				90,599
Deferred Income Taxes	1,601,934	—	—	(25,892)	1,633,747

Equity
Stockholders’ equity	3,328,322	—	—	(10,298)	3,318,024
Noncontrolling interest	435,188	—	—	—	435,188

	3,763,510	—	—	(10,298)	3,753,212

	$10,231,435	$289,069	$48,430	$6,375,570	$16,944,504

The accompanying notes are an integral part of these financial statements.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2012

(in thousands, except per share data)

				Pro Forma
	PXP	BP	Shell	Adjustments
	Historical	Historical	Historical	(Note 3)		Pro Forma
Revenues
Oil and gas sales	$1,086,479	$962,436	$101,594	$—		$2,150,509
Other operating revenues	4,520	—	—	—		4,520

	1,090,999	962,436	101,594	—		2,155,029

Costs and Expenses
				(847	)(A)
Production costs	280,671	83,579	19,068	8,357	(B)	390,828

Revenues in excess of direct operating expenses	810,328	878,857	82,526	(7,510)		1,764,201

General and administrative	70,083			—		70,083
Depreciation, depletion, amortization and accretion	435,930			322,286	(E)	758,216
Other operating income	(2,537)			—		(2,537)

	784,147			329,796		1,216,590

Income From Operations	306,852			(329,796)		938,439

Other (Expense) Income
				47,423	(G)
Interest expense	(98,230)			(148,839	)(G)	(199,646)
Debt extinguishment costs	(5,167)			—		(5,167)
Gain on mark-to-market derivative contracts	112,733			—		112,733
Loss on investment measured at fair value	(49,180)			—		(49,180)
Other income	429			—		429

Income From Continuing
Operations Before Income Taxes	267,437			(431,212)		797,608
Income tax expense	(108,465)			(198,708	)(H)	(307,173)

Net Income From Continuing Operations	158,972			(629,920)		490,435
Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(18,092)			—		(18,092)

Net Income Attributable to Common Stockholders	$140,880			$(629,920)		$472,343

Earnings From Continuing Operations Per Share
Basic	$1.09					$3.64

Diluted	$1.07					$3.59

Weighted Average Common Shares Outstanding
Basic	129,683					129,683

Diluted	131,701					131,701

The accompanying notes are an integral part of these financial statements.

PLAINS EXPLORATION & PRODUCTION COMPANY

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2011

(in thousands, except per share data)

	PXP Historical	BP Historical	Shell Historical	Pro Forma Adjustments (Note 3)		Pro Forma
Revenues
Oil and gas sales	$1,956,876	$1,854,708	$218,837	$(176,103	)(C)	$3,854,318
Other operating revenues	7,612	—	—	—		7,612

	1,964,488	1,854,708	218,837	(176,103)		3,861,930

Costs and Expenses
				(10,563	)(A)
				(46,386	)(C)
Production costs	558,975	169,781	40,099	11,823	(B)	723,729

Revenues in excess of direct operating expenses	1,405,513	1,684,927	178,738	(130,977)		3,138,201

General and administrative	134,044			3,000	(I)	137,044
Depreciation, depletion, amortization and				(87,139	)(D)
accretion	681,655			609,843	(E)	1,204,359
Other operating income	(735)			—		(735)

	1,373,939			480,578		2,064,397

Income From Operations	590,549			(656,681)		1,797,533

Other (Expense) Income
				5,893	(F)
				5,829	(F)
				74,816	(G)
Interest expense	(161,316)			(327,403	)(G)	(402,181)
Debt extinguishment costs	(120,954)			—		(120,954)
Gain on mark-to-market derivative contracts	81,981			—		81,981
Loss on investment measured at fair value	(52,675)			—		(52,675)
Other income	3,356			—		3,356

Income From Continuing
Operations Before Income Taxes	340,941			(897,546)		1,307,060
				11,565	(H)
Income tax expense	(134,262)			(373,666	)(H)	(496,363)

Net Income From Continuing Operations	206,679			(1,259,647)		810,697
Net income attributable to noncontrolling interest in the form of preferred stock of subsidiary	(1,400)			—		(1,400)

Net Income Attributable to Common Stockholders	$205,279			$(1,259,647)		$809,297

Earnings From Continuing Operations Per Share
Basic	$1.45					$5.73

Diluted	$1.44					$5.66

Weighted Average Shares Common Outstanding
Basic	141,227					141,227

Diluted	142,999					142,999

The accompanying notes are an integral part of these financial statements.

PLAINS EXPLORATION & PRODUCTION COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined balance sheet at June 30, 2012, and the unaudited pro forma condensed combined statements of income for the six months ended June 30, 2012, and for the year ended December 31, 2011, of PXP reflect the pro forma effects of:

•

BP Acquisition. The proposed acquisition of certain oil and gas interests in and near the Holstein, Diana, Hoover, Horn Mountain, Marlin, Dorado, King and Ram Powell fields located in the Gulf of Mexico, in exchange for $5.55 billion in cash, subject to customary purchase price adjustments. Certain of these properties are subject to preferential rights. PXP will assume the plugging and abandonment obligations for these properties. We will not acquire any derivatives or retain any corporate management or staff.

•

Shell Acquisition. The proposed acquisition of certain oil and gas interests in the Holstein Field located in the Gulf of Mexico, in exchange for $560 million in cash, subject to customary purchase price adjustments. These properties are subject to preferential rights. PXP will assume the plugging and abandonment obligations for these properties. We will not acquire any derivatives or retain any corporate management or staff.

•

Financing. Borrowings under our Credit Facility, which include (i) approximately $2.5 billion under the senior secured five-year revolving credit facility, (ii) the $750 million senior secured five-year term loan and (iii) the $1.25 billion seven-year term loan. No amounts are assumed to be borrowed under the Bridge Facility and $2.25 billion of senior notes is assumed to be issued. Borrowings under our Credit Facility and the $2.25 billion of senior notes to be offered will be used as follows:

•	refinance certain existing indebtedness of PXP;

•	pay the cash consideration for the GOM Acquisition;

•	pay the fees and expenses incurred in connection with the GOM Acquisition and related financing transactions; and

•	other general corporate purposes.

•

The unaudited pro forma combined financial information includes adjustments to conform BP’s and Shell’s accounting for oil and gas properties to the full cost method. PXP follows the full cost method of accounting for oil and gas properties while BP and Shell follow the successful efforts method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities.

•

Panhandle Divestment. Additionally, in December 2011, and upon resolution of certain third party preferential rights during the first quarter of 2012, PXP and certain of its subsidiaries completed the divestment of its Texas Panhandle properties to an affiliate of Linn Energy, LLC. After the exercise of third party preferential rights and preliminary closing adjustments, we received approximately $598 million in cash in exchange for our working interests in oil and gas properties located in the Texas Panhandle. At June 30, 2012, we continued to have interests in approximately 40,000 gross leasehold acres in the Texas Panhandle and expected to receive additional proceeds from future closings, as may be further modified for additional post-closing adjustments. The cash proceeds received, net of approximately $10 million in transaction costs, were primarily used to repay the outstanding borrowings under the senior revolving credit facility. Our aggregate working interest in the Texas Panhandle properties generated total sales volumes of approximately 75 MMcfe per day during 2011 and had 263 Bcfe of estimated proved reserves as of December 31, 2010. The Panhandle Divestment was completed pursuant to a Purchase and Sale Agreement dated as of November 3, 2011, and effective as of November 1, 2011.

The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2012, and for the year ended December 31, 2011, and the unaudited pro forma condensed combined balance sheet at June 30, 2012, have been prepared based on our historical consolidated statements of income for such periods and our historical consolidated balance sheet at June 30, 2012. The pro forma condensed combined statements of income assume that the GOM Acquisition and the associated financing and the Panhandle Divestment occurred on January 1, 2011, and the unaudited pro forma condensed combined balance sheet assumes the GOM Acquisition and the associated financing occurred on June 30, 2012. The Panhandle Divestment is reflected in our historical balance sheet at June 30, 2012.

The unaudited pro forma condensed combined statements of income do not purport to represent what our results of operations would have been if these transactions had occurred on January 1, 2011. PXP’s management believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the transactions described above. Pursuant to Securities and Exchange Commission rules for pro forma financial statements, no pro forma adjustments may be made with respect to nonrecurring charges or credits directly attributable to these transactions that are included in our historical statement of income. Accordingly, in the unaudited pro forma condensed combined statement of income no pro forma adjustments have been made to exclude nonrecurring expenses we would have incurred as a result of the GOM Acquisition and related financings and debt extinguishment.

As the GOM Acquisition has not closed, working capital and other closing adjustments have not been reflected in these pro forma financial statements. Further, the initial accounting for the GOM Acquisition is not complete and adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur as more detailed analyses are completed and additional information is obtained about the facts and circumstances that existed as of the acquisition date.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read together with our Annual Report on Form 10-K for the year ended December 31, 2011, and our quarterly report on Form 10-Q for the period ended June 30, 2012. The unaudited pro forma condensed consolidated financial statements and accompanying notes also should be read in conjunction with the historical Statements of Revenues and Direct Operating expenses for the BP Acquisition and the notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K of which this Exhibit 99.3 is a part, and the Statements of Revenues and Direct Operating Expenses for the Shell Acquisition and the notes thereto filed as Exhibit 99.2 to the Current Report on Form 8-K of which this Exhibit 99.3 is a part.

Note 2 – Acquisition Method

The pro forma condensed combined financial statements reflect the accounting for acquisitions in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill. The initial accounting for the GOM Acquisition is not complete as the acquisitions have not closed and are subject to closing adjustments and preferential rights. Adjustments to estimated amounts, or recognition of additional assets acquired or liabilities assumed, may occur subsequent to the signing of the BP PSA and Shell PSA and prior to closing.

The following represents the preliminary purchase price allocation prior to closing adjustments and preferential rights of the GOM Acquisition (in thousands):

Purchase Price Allocation

	BP Acquisition	Shell Acquisition	Total
Assets:
Oil and natural gas properties - full cost method
Subject to amortization	$4,157,489	$327,656	$4,485,145
Not subject to amortization	1,676,580	280,774	1,957,354

	5,834,069	608,430	6,442,499
Inventory	5,000	—	5,000

Total assets acquired	5,839,069	608,430	6,447,499

Liabilities:
Asset retirement obligation	289,069	48,430	337,499

Net assets acquired	$5,550,000	$560,000	$6,110,000

The fair value measurements of assets acquired and liabilities assumed are based on inputs that are not observable in the market and therefore represent Level 3 inputs. The fair value of oil and gas properties and asset retirement obligations were measured using the discounted cash flow technique of valuation.

Significant inputs to the valuation of oil and gas properties include estimates of: (i) reserves, (ii) future operating and development costs, (iii) future commodity prices, (iv) estimated future cash flows, and (v) a market-based weighted average cost of capital rate. These inputs require significant judgments and estimates and are the most sensitive and subject to change.

Note 3 – Pro Forma Adjustments and Assumptions

The Unaudited Pro Forma Condensed Combined Balance Sheet includes the following adjustments:

Reflects the estimated preliminary pro forma allocation of the purchase price as of June 30, 2012. The following allocation of the purchase price to assets acquired and liabilities assumed based on their relative fair value (in thousands):

Property Acquisition Costs
PXP Senior revolving credit facility	$2,153,190
$750 million 3.31% term loan	730,533
$1.25 billion 4.0% term loan	1,220,332
Senior notes	2,250,000
Asset retirement obligation	337,499

$6,691,554

Balance Sheet Classification
Inventory	$5,000
Oil and gas properties:
Subject to amortization	4,556,735
Not subject to amortization	1,958,911
Other assets	104,888
Retained earnings	66,020

$6,691,554

The total purchase price includes $66.0 million of estimated acquisition costs which consist of:

•	the $30.0 million commitment fee associated with the Bridge Facility, which will be expensed if we obtain alternate financing and do not borrow under the Bridge Facility;

•

a $20 million amendment fee that we will pay in connection with an amendment to our Stockholders Agreement with the preferred investors of Plains Offshore Operations Inc. to limit certain exclusivity provisions; and

•	certain investment advisory, legal and other acquisition related fees.

As the acquisition has not closed, working capital and other closing adjustments have not been reflected in the pro forma adjustments.

The pro forma adjustment for oil and gas properties includes the purchase price allocations and $73.1 million of additional property costs for seismic licenses to be acquired.

The pro forma balance sheet reflects the incremental borrowings as follows (in thousands):

	Cash	Other Assets	Long-Term Debt
	(in thousands)
Variable rate financing:
Senior secured five-year revolving credit facility	$2,451,190	$—	$2,451,190
Related issuance costs	(69,632)	69,632	—
Repay outstanding senior revolving credit facility	(298,000)	—	(298,000)

$750 million 3.31% senior secured five-year term loan	750,000	—	750,000
Discount on issuance	(19,467)	—	(19,467)

$1.25 billion 4% seven-year senior secured term loan	1,250,000	—	1,250,000
Discount on issuance	(29,668)	—	(29,668)

Fixed rate financing:
$2.25 billion 6.875% senior notes	2,250,000	—	2,250,000
Related issuance costs	(35,256)	35,256	—

	$6,249,167	$104,888	$6,354,055

The pro forma adjustments also reflect (i) a write off of approximately $3.1 million of deferred financing charges reflected in other assets related to the amendment and restatement of our senior revolving credit facility, (ii) a $90.6 million increase in current deferred income tax asset and non-current deferred income tax liability reflecting the impact of the acquisition on the twelve month utilization of tax attributes, (iii) a $32.9 million reduction in our deferred income tax liability (offset by a corresponding increase in stockholders’ equity) related to a reduction in the apportionment factor as a result of the GOM Acquisition and (iv) a $25.9 million reduction in non-current deferred income taxes reflecting the tax effect of the acquisition costs.

Unaudited Pro Forma Condensed Combined Statement of Income

A.	Adjustment to conform BP’s and Shell’s accounting for oil and gas properties to the full cost method of accounting for oil and gas properties utilized by PXP.

B.	Reflects recurring production costs, including (i) the fiber optic service fees paid to BP, as per the fiber optic service agreement between PXP and BP, and (ii) incremental insurance costs related to the GOM Acquisition.

C.	Reflects the reversal of revenues and expenses attributable to the divested interests in the Company’s oil and gas properties related to the Panhandle Divestment.

D.	Adjusts depreciation, depletion and amortization expense (“DD&A”) for (i) the reduction in DD&A reflecting the production volumes attributable to the Panhandle Divestment and (ii) the revision to PXP’s DD&A rate reflecting the reserve volumes sold and the reduction in capitalized costs resulting from the Panhandle Divestment. The proceeds from the Panhandle Divestment were reflected as a reduction to the PXP’s capitalized costs. The reduction in accretion expense reflects the reduction in PXP’s asset retirement obligation attributable to the properties sold.

E.	Adjusts DD&A for (1) the increase in DD&A reflecting the fair values and production volumes attributable to the oil and gas properties acquired in the GOM Acquisition and (2) the revision to PXP’s DD&A rate reflecting the reserve volumes acquired in the GOM Acquisition. The increase in accretion expense reflects the increase in the Company’s asset retirement obligation attributable to the properties acquired. The pro forma DD&A rate is $26.70 per BOE for the six months ended June 30, 2012 and $21.63 per BOE for the year ended December 31, 2011.

F.	Reflects the adjustment to interest expense of $5.8 million and capitalized interest of $5.9 million, associated with the Panhandle Divestment and to reflect the use of proceeds from the sale to retire debt under the senior revolving credit facility.

G.	Reflects the adjustment to interest expense associated with the financing related to the GOM Acquisition. The pro forma interest expense adjustment is comprised of incremental interest on net borrowings, which includes the senior unsecured notes at an interest rate estimated to be between 6.75% and 7.0%, and the incremental $4.2 billion under the Credit Facility, of $148.8 million for the six months ended June 30, 2012, and $327.4 million for the year ended December 31, 2011 (which includes the write off of the commitment fee associated with the Bridge Facility which will be replaced by the alternate financing), an increase to expense related to unused commitment fees of $0.1 million for the six months ended June 30, 2012, and the year ended December 31, 2011, and a decrease in interest expense due to increased capitalized interest of $47.4 million for the six months ended June 30, 2012, and $74.8 million for the year ended December 31, 2011.

Borrowings under the Credit Facility bear interest at variable rates and are subject to interest rate risk. If interest rates increase, the debt service obligations on the loans would increase and cash available for servicing indebtedness would decrease. A 1/8% change in the interest rate would result in a change in interest expense related to variable rate financing of $2.6 million for the six months ended June 30, 2012, and $5.2 million for the year ended December 31, 2011. A 1/8% change in the interest rate associated with the senior notes would result in a change in interest expense of $1.4 million for the six months ended June 30, 2012, and $2.8 million for the year ended December 31, 2011.

H.	Reflects the adjustment to income tax expense resulting from the GOM Acquisition and Panhandle Divestment. Variances in PXP’s effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes.

I.	Reflects the service fees paid to the operator during the transition period, as per the transaction services agreement between PXP and BP, included within the BP PSA.

Note 4 – Supplemental Oil and Gas Reserve Information

Pro forma reserve quantity information. The following table presents certain unaudited pro forma information regarding PXP’s proved reserves as of December 31, 2011, giving effect to the oil and gas properties acquired in the GOM Acquisition as if they were acquired on January 1, 2011. The reserve disclosures are based on reserve studies prepared as of December 31, 2011, in accordance with the guidelines established by the Securities and Exchange Commission. There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The following reserve data represents estimates only and should not be construed as being precise.

	Year Ended December 31, 2011
	PXP	BP	Shell
	Historical	Historical	Historical	Pro Forma
	(MBOE)
Proved Reserves
Beginning balance	416,113	135,248	34,055	585,416
Revisions of previous estimates	1,466	1,212	(1,287)	1,391
Extensions, discoveries and other additions	75,248	—	—	75,248
Improved recovery	—	2,307	—	2,307
Purchase of reserves in-place	4,291	5,220	—	9,511
Sale of reserves in-place	(49,735)	—	—	(49,735)
Production	(36,468)	(20,552)	(2,558)	(59,578)

Ending balance	410,915	123,435	30,210	564,560

Proved Developed Reserves, December 31	227,188	84,714	12,109	324,011

Proved Undeveloped Reserves, December 31	183,727	38,721	18,101	240,549

Pro forma Standardized Measure of Discounted Future Net Cash Flows. The following tables presents the Standardized Measure of Discounted Future Net Cash Flows relating to the proved crude oil and gas reserves of PXP and the oil and gas properties acquired in the GOM Acquisition on a pro forma combined basis as of December 31, 2011. The Standardized Measure shown below represents estimates only and should not be construed as the current market value of our estimated oil and gas reserves or those attributable to the oil and gas properties acquired in the GOM Acquisition.

	Year Ended December 31, 2011
	PXP	BP	Shell	Pro Forma
	Historical	Historical	Historical	Adjustments	Pro Forma
	(in thousands)
Future cash inflows	$29,502,864	$11,061,189	$2,802,805	$—	$43,366,858
Future development costs	(4,017,365)	(1,292,090)	(320,916)	—	(5,630,371)
Future production expense	(9,543,319)	(1,574,797)	(413,053)	—	(11,531,169)
Future income tax expense	(4,999,822)	—	—	(2,308,588)	(7,308,410)

Future net cash flows	10,942,358	8,194,302	2,068,836	(2,308,588)	18,896,908
Discounted at 10% per year	(5,808,177)	(2,231,071)	(716,464)	(1,782,752)	(10,538,464)

Standardized measure of discounted future net cash flows	$5,134,181	$5,963,231	$1,352,372	$(4,091,340)	$8,358,444

Pro forma income tax expense reflects expense on the combined future net cash flows based on PXP’s estimated effective tax rate, after giving effect to the pro forma transactions. Variances in PXP’s effective tax rate from the 35% federal statutory rate primarily result from the effect of state income taxes.